Parkway Reports Full Year and Fourth Quarter 2011 Results

ORLANDO, Fla., Feb. 6, 2012 /PRNewswire/ -- Parkway Properties, Inc. (NYSE: PKY) today announced results for its fourth quarter ended December 31, 2011 as well as its 2012 outlook.

Highlights for 2011 and Recent Events

  Annual FFO of $2.17 per share and recurring FFO of $2.35 per share
  Fourth quarter FFO of $0.72 per share and recurring FFO of $0.60 per share
  Average annual occupancy of 84.5%, with portfolio 85.7% leased
  Completed and pending sales of 35 properties for gross price of $879.1 million
  Completed and pending purchases of 10 properties for gross price of $719.8 million
  Fund II approaches 100% investment level

(Logo: http://photos.prnewswire.com/prnh/20030513/PARKLOGO )

"2011 was an important year in Parkway's evolution as we embarked on a meaningful change in our strategic direction," stated James R. Heistand, President and Chief Executive Officer of Parkway. "With the $1.6 billion asset recycling activity that we have already completed and announced, we have significantly reduced the Company's presence in slower growth markets and are now positioned to create additional value in higher growth markets through a commitment to improving operational efficiency and leasing velocity. Furthermore, the Company's financial flexibility has been measurably improved as we have used the proceeds to enhance our balance sheet position."

Mr. Heistand continued, "We are confident these are the necessary and right steps to return Parkway to a position of growth and value creation. Despite some near-term dilution, we are committed to rebuilding and maximizing the value of our existing assets and selectively securing additional investments that will bolster our portfolio in the coming years. Parkway will focus its resources and investment capital toward building critical mass of high-quality assets in key stronger growth sub-markets that we believe are capable of producing strong cash flow yields and growth, which we believe will ultimately translate into long-term value creation for our shareholders."

Consolidated Financial Results

Funds from operations ("FFO") available to common shareholders totaled $15.8 million, or $0.72 per diluted share, for the three months ended December 31, 2011, as compared to $13.9 million, or $0.65 per diluted share, for the three months ended December 31, 2010. Recurring FFO totaled $13.3 million, or $0.60 per diluted share for the three months ended December 31, 2011, as compared to $13.1 million, or $0.61 per diluted share for the three months ended December 31, 2010.

FFO for the year ended December 31, 2011, totaled $47.0 million, or $2.17 per diluted share, as compared to $61.6 million, or $2.86 per diluted share, for the year ended December 31, 2010. Full year recurring FFO totaled $50.9 million, or $2.35 per diluted share for the year ended December 31, 2011, as compared to $54.6 million, or $2.54 per diluted share for the year ended December 31, 2010.

The reconciliation of FFO per diluted share to recurring FFO per diluted share is as follows:

			Full	Full
	Q4	Q4	Year	Year
Description	2011	2010	2011	2010
Funds From Operations	$0.72	$0.65	$2.17	$2.86

Unusual and Non-Recurring Items (1)(2):
Non-Cash Loss on Land and Mortgage Loan Receivable	0.05	-	0.48	-
Change in Fair Value of Contingent Consideration	(0.05)	-	(0.60)	-
Non-Recurring Lease Termination Fee Income	(0.06)	(0.07)	(0.32)	(0.40)
(Gain) Loss on Extinguishment of Debt	(0.38)	-	(0.40)	0.01
Non-Cash Charge for Interest Rate Swap	0.11	-	0.11	-
Acquisition Costs	0.02	0.01	0.71	0.01
Expenses Related to Litigation	0.02	0.02	0.03	0.06
Realignment Expenses – Personnel	0.17	-	0.17	-

Recurring Funds From Operations	$0.60	$0.61	$2.35	$2.54

Diluted Weighted Average Common Shares and Units Outstanding (in 000s)	21,968	21,552	21,669	21,526

(1) These items include 100% of amounts from wholly-owned assets plus the Company's allocable share of amounts recognized from the assets held in consolidated joint ventures and unconsolidated joint ventures for properties included in continuing operations and discontinued operations.

(2) On October 31, 2011, NAREIT issued updated guidance on reporting FFO such that impairment losses on depreciable real estate should be excluded from the computation of FFO for current and prior periods presented.  During the three months and year ended December 31, 2011, Parkway's share of non-cash impairment losses on depreciable real estate was $62.7 million and $119.1 million, respectively.  During the three months and year ended December 31, 2010, Parkway's share of non-cash impairment losses on depreciable real estate was $4.1 million.   These impairment losses were excluded from the computation of FFO for all of the periods presented.

Funds available for distribution ("FAD") totaled ($838,000), or ($0.04) per diluted share, for the three months ended December 31, 2011, as compared to ($442,000), or ($0.02) per diluted share, for the three months ended December 31, 2010. FAD totaled $14.3 million, or $0.66 per diluted share, for the year ended December 31, 2011, as compared to $22.7 million, or $1.06 per diluted share for the year ended December 31, 2010.

Net loss attributable to common shareholders for the three months ended December 31, 2011, was $59.8 million, or $2.78 per diluted share, as compared to net loss attributable to common shareholders of $12.4 million or $0.58 per diluted share, for the three months ended December 31, 2010.

Net loss attributable to common shareholders for the year ended December 31, 2011, was $137.0 million, or $6.37 per diluted share as compared to net loss attributable to common shareholders of $8.9 million, or $0.42 per diluted share, for the year ended December 31, 2010.

Asset Recycling

As part of Parkway's new strategic objective of being a leading owner of high quality office assets in higher growth markets in the Sunbelt, the Company is undergoing an active asset recycling program. In December 2011, the Company completed the sale of its interest in nine assets owned by Parkway Properties Office Fund, L.P. ("Fund I") to its existing partner in the fund. The completed sale of Fund I assets included nine properties totaling approximately 2.0 million square feet in five markets, representing a majority of the Fund I assets. The sale of the four remaining assets in the Fund I portfolio is expected to close by the end of the first quarter of 2012, subject to obtaining necessary lender consents and customary closing conditions. Parkway received approximately $11.3 million in net proceeds at the initial closing of the Fund I assets, which were used to reduce amounts outstanding under the Company's credit facility.

The gross sale price for all Fund I assets, including the properties that have yet to close, is $344.3 million. The Fund I assets had a total of $293.1 million in non-recourse mortgage loans, of which $82.7 million was Parkway's share, with a weighted average interest rate of 5.6%. The remaining four assets in the Fund I portfolio have a total of $77.0 million in non-recourse mortgage loans, of which $19.3 million is Parkway's share.

In connection with the completed and pending sale of the Fund I assets, the Company recorded an impairment loss in 2011 in discontinued operations totaling $105.4 million, of which $29.3 million was Parkway's share and a gain on sale of real estate from discontinued operations of $11.3 million, of which $3.2 million was Parkway's share. Additionally, Parkway recorded a loss on extinguishment of debt in discontinued operations of $267,000.

A non-cash impairment loss of $500,000 was recorded in the fourth quarter of 2011 in connection with the valuation of approximately 12 acres of land available for sale in New Orleans, Louisiana, based on a change in the estimated fair value of the land.

Subsequent Events to Quarter End

As previously announced in January 2012, the Company is under contract to sell a non-core portfolio of 15 assets (the "Non-Core Portfolio") in Jackson, Memphis and Richmond for a gross sale price of $147.5 million. The sale is expected to close by the end of the first quarter of 2012, subject to the buyer's successful assumption of certain existing mortgage loans and customary closing conditions.

The Company recognized a total non-cash impairment loss of approximately $57.2 million in the fourth quarter of 2011 related to the Non-Core Portfolio as well as a parcel of land and two remaining assets in Jackson and Memphis; however, this is only an estimate and could change based primarily upon the ultimate timing of the sale. Additionally, the Company recorded a non-cash charge to interest expense in discontinued operations of $2.3 million in the fourth quarter of 2011 related to an interest rate swap related to one of the non-core assets.

In January 2012, the Company completed the previously announced sale of 111 East Wacker, a 1.0 million square foot office property located in the central business district of Chicago for a gross sale price of $150.6 million. The buyer assumed the existing $147.9 million non-recourse mortgage loan secured by the property. In connection with the sale, the Company recorded a non-cash impairment loss in discontinued operations in 2011 totaling $19.1 million. Parkway received approximately $2.8 million in net proceeds at closing, which were used to reduce amounts outstanding under the Company's credit facility.

In January 2012, Fund II completed the sale of Falls Pointe, a 107,000 square foot office property located in the Central Perimeter submarket of Atlanta for a gross sale price of $6.0 million and Parkway's ownership share was 30%. In connection with the sale, the Company expects to record a gain on the sale from discontinued operations in the first quarter of 2012 of approximately $1.3 million, of which approximately $400,000 is Parkway's share. The property was unencumbered with debt at the time of the sale, and Fund II received approximately $4.3 million in net proceeds at closing, of which approximately $1.3 million was Parkway's share.

In January 2012, Fund II purchased The Pointe, a 252,000 square foot Class A office building in the Westshore submarket of Tampa, Florida. The gross purchase price for The Pointe was $46.9 million and Parkway's ownership share is 30%. Parkway's equity contribution of $7.0 million was funded through availability under the Company's credit facility.

Fund II has entered into a contract to purchase Hayden Ferry Lakeside II, a 300,000 square foot Class A+ office building located in the Tempe submarket of Phoenix, and directly adjacent to Hayden Ferry Lakeside I purchased by Fund II in the second quarter of 2011. The gross purchase price is $86.0 million and Parkway's ownership share will be 30%. The Company expects to place debt financing simultaneous with the purchase, which is expected to close by the end of the first quarter of 2012. Parkway's equity contribution will be funded through availability under the Company's credit facility. This investment will complete the total investment of Fund II.

Operations and Leasing

The Company's average rent per square foot was $23.00 during the fourth quarter 2011, as compared to $23.07 during the fourth quarter 2010, and was $22.93 for the year ended December 31, 2011, as compared to $23.05 during the year ended December 31, 2010. On a same-store basis, the Company's average rent per square foot was $20.24 during the fourth quarter 2011 as compared to $20.51 during the fourth quarter 2010, and was $20.23 during the year ended December 31, 2011, as compared to $20.63 during the year ended December 31, 2010.

The Company's average occupancy for the fourth quarter 2011 was 84.5% as compared to 85.7% for the fourth quarter 2010 and was 84.5% for the year ended December 31, 2011, as compared to 85.9% for the year ended December 31, 2010. On a same-store basis, the Company's average occupancy for the fourth quarter 2011 was 85.5% as compared to 88.5% for the fourth quarter 2010. For the year ended December 31, 2011, same-store average occupancy was 85.0% as compared to 88.9% for the year ended December 31, 2010.

At January 1, 2012, the Company's office portfolio occupancy was 83.9% as compared to 84.4% at October 1, 2011, and 85.3% at January 1, 2011. Not included in the January 1, 2012, occupancy rate is the impact of all investment activity subsequent to quarter end, as well as 25 signed leases totaling 172,000 square feet expected to take occupancy between now and the fourth quarter of 2012, of which the majority will commence during the first and second quarters of 2012. Including the investment activity and these signed leases, the Company's portfolio was 85.7% leased at January 1, 2012.

Parkway's customer retention rate was 47.1% for the quarter ended December 31, 2011, as compared to 45.4% for the quarter ended September 30, 2011, and 68.3% for the quarter ended December 31, 2010.

Customer retention rate for the year ended December 31, 2011 and 2010, was 51.2% and 67.8%, respectively. The decrease in the customer retention rate for the year ended December 31, 2011, was primarily attributable to the expiration of the 193,000 square foot AutoTrader.com lease at Peachtree Dunwoody Pavilion in Atlanta, the expiration of the 73,000 square foot Alta Mesa lease at 1401 Enclave in Houston, and the early termination of the 135,000 square foot Health Care Services Corporation lease at 111 East Wacker Drive in Chicago. Excluding the ownership of 111 East Wacker Drive in Chicago, Parkway's customer retention rate for the year ended December 31, 2011, was 54.9%, representing an improvement of 3.7% relative to the actual rate.

During the fourth quarter of 2011, 47 leases were renewed totaling 284,000 rentable square feet at an average rent per square foot of $23.88, representing a 3.0% rate decrease, and at an average cost of $3.70 per square foot per year of the lease term. During the year ended December 31, 2011, 228 leases were renewed totaling 1.2 million rentable square feet at an average rent per square foot of $20.40, representing an 8.7% decrease, and at an average cost of $2.63 per square foot per year of the lease term.

During the fourth quarter of 2011, 16 expansion leases were signed totaling 81,000 rentable square feet at an average rent per square foot of $24.12 and at an average cost of $5.69 per square foot per year of the lease term. During the year ended December 31, 2011, 64 expansion leases were signed totaling 229,000 rentable square feet at an average rent per square foot of $23.22 and at an average cost of $4.81 per square foot per year of the lease term.

During the fourth quarter of 2011, 31 new leases were signed totaling 161,000 rentable square feet at an average rent per square foot of $21.02 and at an average cost of $4.64 per square foot per year of the term. During the year ended December 31, 2011, 154 new leases were signed totaling 978,000 rentable square feet at an average rent per square foot of $21.17 and at an average cost of $4.79 per square foot per year of the lease term.

For the fourth quarter of 2011, Parkway's share of recurring same-store net operating income ("NOI") was $12.7 million on a GAAP basis and decreased $395,000 or 3.0% as compared to the same period of the prior year and was $12.8 million on a cash basis and decreased $390,000 or 3.0%.

For the year ended December 31, 2011, Parkway's share of recurring same-store NOI was $50.5 million on a GAAP basis and decreased $2.8 million or 5.3% as compared to the prior year and was $50.5 million on a cash basis and decreased $1.4 million or 2.7%. The decrease in same-store recurring NOI is primarily attributable to a decrease in rental income associated with a 3.9% reduction in same-store average occupancy for the year ended December 31, 2011, as compared to the same period of the prior year.

Capital Structure

At December 31, 2011, the Company had an outstanding balance of $132.3 million under its credit facility and held $75.2 million in cash and cash equivalents, of which $25.8 million of cash and cash equivalents was Parkway's share.

Upon its maturity on June 1, 2011, the Company elected not to repay an $8.6 million non-recourse mortgage loan secured by the Wells Fargo Building, a 134,000 square foot office building in Houston. This mortgage loan had a fixed interest rate of 4.4%. A third-party buyer purchased the mortgage and accepted a deed in lieu of foreclosure on the property on December 9, 2011. The Company recognized a total non-cash impairment loss of $11.6 million in discontinued operations during 2011 and recorded a gain on the forgiveness of debt in discontinued operations of $8.6 million.

In January 2012, the Company placed a $23.5 million non-recourse mortgage loan, of which $7.1 million is Parkway's share, secured by The Pointe in Tampa in connection with the purchase of this asset by Fund II. This new mortgage loan matures in February 2019, has a fixed interest rate of 4.0%, and is interest only for the first 42 months of the term.

At December 31, 2011, the Company's net debt to EBITDA multiple was 5.4x, after adjusting EBITDA for the pro forma annual impact of new investments and dispositions completed for the period, as compared to 5.8x at September 30, 2011, and 5.9x at December 31, 2010. At December 31, 2011, the Company's net debt plus preferred to EBITDA multiple was 6.7x, after adjusting EBITDA for the pro forma annual impact of new investments and dispositions completed for the period, as compared to 7.0x at September 30, 2011, and 6.9x at December 31, 2010.

Common Dividend

The Company's previously announced fourth quarter cash dividend of $0.075 per share, which represents an annualized dividend of $0.30 per share, was paid on December 28, 2011 and represented a payout of approximately 12.4% of recurring FFO for the quarter. The dividend was the 101st consecutive quarterly distribution to Parkway's shareholders of Common Stock.

2012 Outlook

Based on management's current assumptions, the Company is providing its outlook for fiscal 2012. Variance within the outlook range may occur due to variations in the recurring revenue and expenses of the Company, as well as certain non-recurring items. The earnings outlook does not include the impact of possible future gains or losses on early extinguishment of debt, possible future acquisitions or dispositions and related costs, possible future impairment charges or other unusual charges that may occur during the year, except as noted in the assumptions below. It has been and will continue to be the Company's policy to not issue quarterly earnings guidance or revise the annual earnings outlook unless a material event occurs that impacts our original reported FFO outlook range. This policy is intended to lessen the emphasis on short-term movements that do not have a material impact on earnings or long-term value of the Company.

For 2012, the Company estimates reported FFO per diluted share of $1.15 to $1.30 and earnings (loss) per diluted share ("EPS") of ($0.50) to ($0.35). The reconciliation of projected EPS to projected FFO per diluted share is as follows:

Outlook for 2012	Range
Fully diluted EPS	($0.50-$0.35)
Parkway's share of depreciation and amortization	$1.68-$1.68
Parkway's share of gain on sale of real estate	($0.03-$0.03)
Reported FFO per diluted share	$1.15-$1.30

The 2012 outlook is based on the core operating, financial and investment assumptions described below. These assumptions reflect the Company's expectations based on its knowledge of current market conditions and historical experience.

2012 Core Operating Assumptions

  Parkway's share of recurring cash NOI for properties currently owned, as adjusted for acquisitions and dispositions, is a range of $58.0 to $61.0 million.
  Parkway's share of straight-line rent and amortization of above market rent is a net range of $3.5 to $6.5 million.
  Parkway's share of lease termination fee income of approximately $500,000 or $0.02 per diluted share.
  Management fee pre-tax net income of approximately $10.0 to $12.0 million.  Additionally, tax expense of $1.7 to $2.0 million has been included in the outlook.
  Portfolio average occupancy range of 84.5% to 86.5%.
  The Company's proportionate share of total recurring capital expenditures for building improvements, tenant improvements and leasing commissions is expected to be in the range of $17.0 million to $19.0 million.
  General and administrative expenses are expected to be in the range of $15.0 million to $16.0 million, which includes non-cash share based compensation expense of $1.3 million.
  The Company is not providing same-store assumptions due to the small size of its same-store pool as a result of the significant asset recycling activities.

2012 Financial and Investment Assumptions

  Excluding any debt on assets held for sale, the Company has one secured debt maturity in the amount of $16.2 million in 2012.  The Company intends to pay down this existing mortgage loan with available proceeds under the Company's credit facility.   In connection with the extinguishment of debt for assets held for sale, the Company estimates that it will incur approximately $400,000 as a loss on extinguishment of debt.
  Parkway's investments in The Pointe and Hayden Ferry Lakeside II are included in the earnings outlook at Parkway's effective ownership of 30.0%.  Parkway's estimated share of acquisition expenses in connection with the investments is approximately $300,000.
  Mortgage and credit facility interest expense and loan cost amortization at Parkway's share at a range of $21.0 to $22.0 million, which includes loan cost amortization of approximately $2.0 million.
  All previously announced sales for 2012 are included in the earnings outlook, regardless of whether they have yet to be completed.
  The earnings outlook does not include the issuance of any securities, however it includes the impact of the issuance of 1.8 million OP units for the entire year in connection with the amendment to the Eola management company contingent consideration.

Strategic Plan

The Company will discuss its new strategic plan on the conference call, including its markets, assets, and operational focus, as well as outline the Company’s long-term strategic objectives. The investor presentation, which includes a discussion of strategy, will be posted to the Company's website following the conference call.

Webcast and Conference Call

The Company will conduct its fourth quarter conference call on Tuesday, February 7, 2012, at 11:00 a.m. Eastern Time. The Company's earnings release and supplemental information package will be posted to the Company's website prior to the conference call.

To participate in Parkway's fourth quarter earnings conference call, please dial 800-857-4978 at least five minutes prior to the scheduled start time and use the verbal passcode "PARKWAY." A live audio webcast will also be available by selecting the "4Q Call" icon on the Company's website at www.pky.com. A taped replay of the call can be accessed 24 hours a day through February 21, 2012, by dialing 866-413-9234 and using the passcode 9285. An audio replay will also be archived and indexed on the Corporate section of the Company's website.

Additional information on Parkway Properties, Inc., including an archive of corporate press releases and conference calls, is available on the Company's website. The Company's fourth quarter 2011 Supplemental Operating and Financial Data, which includes a reconciliation of Non-GAAP financial measures, is available on the Company's website.

About Parkway Properties

Parkway Properties, Inc., a member of the S&P Small Cap 600 Index, is a self-administered real estate investment trust specializing in the ownership of quality office properties in higher growth submarkets in the Sunbelt region of the United States. Parkway owns or has an interest in 56 office properties located in 11 states with an aggregate of approximately 11.6 million square feet of leasable space at February 6, 2012. Fee-based real estate services are offered through wholly-owned subsidiaries of the Company, which in total manage and/or lease approximately 11.9 million square feet for third-party owners at February 6, 2012.

Forward Looking Statement

Certain statements in this release that are not in the present or past tense or discuss the Company's expectations (including the use of the words anticipate, believe, forecast, intends, expects, project, or similar expressions) are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company's current belief as to the outcome and timing of future events. Examples of forward-looking statements include projected net operating income, cap rates, internal rates of return, forecasts of FFO accretion, projected capital improvements, expected sources of financing, expectations as to the timing of acquisitions or dispositions, and descriptions relating to these expectations. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the demand for and market acceptance of the Company's properties for rental purposes; the amount and growth of the Company's expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions in those areas where the Company owns properties; risks associated with joint venture partners; the risks associated with the ownership and development of real property; the failure to acquire or sell properties as and when anticipated; termination of property management contracts; the bankruptcy or insolvency of companies for which Parkway provides property management services or the sale of these properties; the outcome of claims and litigation involving or affecting the Company; and other risks and uncertainties detailed from time to time in the Company's SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's business, financial condition, liquidity, cash flows and results could differ materially from those expressed in the forward-looking statements. Any forward looking statements speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. The Company does not undertake to update forward-looking statements except as may be required by law.

Company's Use of Non-GAAP Financial Measures

FFO, FAD, NOI and EBITDA, including related per share amounts, are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs and should be evaluated along with GAAP net income and income per diluted share (the most directly comparable GAAP measures), as well as cash flow from operating activities, investing activities and financing activities, in evaluating the operating performance of the Company. Management believes that FFO, FAD, NOI and EBITDA are helpful to investors as supplemental performance measures because these measures exclude the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, these non-GAAP measures can facilitate comparisons of operating performance between periods and among other equity REITs. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations determined in accordance with GAAP. FFO, FAD, NOI and EBITDA do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs as disclosed in the Company's Consolidated Statements of Cash Flows. FFO, FAD, NOI and EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. The Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

FFO – Parkway computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition. FFO is defined as net income, computed in accordance with GAAP, reduced by preferred dividends, excluding gains or losses on depreciable real estate, plus real estate related depreciation and amortization. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of FFO on the same basis. On October 31, 2011, NAREIT issued updated guidance on reporting FFO such that impairment losses on depreciable real estate should be excluded from the computation of FFO for current and prior periods presented.

Recurring FFO – In addition to FFO, Parkway also discloses recurring FFO, which considers Parkway's share of adjustments for non-recurring lease termination fees, gains and losses on extinguishment of debt, gains and losses, acquisition costs, fair value adjustments or other unusual items. Although this is a non-GAAP measure that differs from NAREIT's definition of FFO, the Company believes it provides a meaningful presentation of operating performance.

FAD – There is not a generally accepted definition established for FAD. Therefore, the Company's measure of FAD may not be comparable to FAD reported by other REITs. Parkway defines FAD as FFO, excluding the amortization of share-based compensation, amortization of above and below market leases, straight line rent adjustments, gains and losses, acquisition costs, fair value adjustments, gain or loss on extinguishment of debt, amortization of loan costs, non-cash charges and reduced by recurring non-revenue enhancing capital expenditures for building improvements, tenant improvements and leasing costs. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of FAD on the same basis.

EBITDA – Parkway defines EBITDA, a non-GAAP financial measure, as net income before interest expense, amortization of financing costs, amortization of share-based compensation, income taxes, depreciation, amortization, acquisition costs, gains and losses on early extinguishment of debt, other gains and losses and fair value adjustments. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of EBITDA on the same basis. EBITDA, as calculated by us, is not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as we do. EBITDA does not represent cash generated from operating activities in accordance with GAAP, and should not be considered an alternative to operating income or net income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

NOI, Recurring NOI, Same-Store NOI and Recurring Same-Store NOI – NOI includes income from real estate operations less property operating expenses (before interest expense and depreciation and amortization). In addition to NOI, Parkway discloses recurring NOI, which considers adjustments for non-recurring lease termination fees or other unusual items. The Company's disclosure of same-store NOI and recurring same-store NOI includes those properties that were owned during the entire current and prior year reporting periods and excludes properties classified as discontinued operations.

Contact:
Parkway Properties, Inc.	FOR FURTHER INFORMATION:
Bank of America Center	Thomas E. Blalock
390 N. Orange Ave., Suite 2400	Vice President of Investor Relations
Orlando, FL 32801	Richard G. Hickson IV
(407) 650-0593	Chief Financial Officer
www.pky.com

PARKWAY PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31	December 31
	2011	2010
	(Unaudited)
Assets
Real estate related investments:
Office and parking properties	$ 1,094,686	$ 1,755,310
Land held for development	-	609
Accumulated depreciation	(172,749)	(366,152)
	921,937	1,389,767

Land available for sale	250	750
Mortgage loans	1,500	10,336
	923,687	1,400,853

Receivables and other assets	109,427	132,530
Intangible assets, net	95,628	50,629
Assets held for sale	382,789	-
Management contracts, net	49,597	-
Cash and cash equivalents	75,183	19,670
	$ 1,636,311	$ 1,603,682

Liabilities
Notes payable to banks	$ 132,322	$ 110,839
Mortgage notes payable	498,012	773,535
Accounts payable and other liabilities	90,341	98,789
Liabilities related to assets held for sale	285,599	-
	1,006,274	983,163

Equity
Parkway Properties, Inc. stockholders' equity:
8.00% Series D Preferred stock, $.001 par value, 5,421,296 and
4,374,896 shares authorized, issued and outstanding in	128,942	102,787
2011 and 2010, respectively
Common stock, $.001 par value, 64,578,704 and 65,625,104
shares authorized in 2011 and 2010, respectively, 21,995,536 and 21,923,610 shares issued and outstanding in 2011 and
and 2010, respectively	22	22
Common stock held in trust, at cost, 8,368 and 58,134
shares in 2011 and 2010, respectively	(220)	(1,896)
Additional paid-in capital	517,309	516,167
Accumulated other comprehensive loss	(3,340)	(3,003)
Accumulated deficit	(271,104)	(127,575)
Total Parkway Properties, Inc. stockholders' equity	371,609	486,502
Noncontrolling interests	258,428	134,017
Total equity	630,037	620,519
	$ 1,636,311	$ 1,603,682

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	December 31
	2011	2010
	(Unaudited)

Revenues
Income from office and parking properties	$ 42,992	$ 23,598
Management company income	6,906	321
Total revenues	49,898	23,919

Expenses and other
Property operating expense	17,697	10,228
Depreciation and amortization	18,306	9,705
Impairment loss on real estate	6,420	-
Change in fair value of contingent consideration	(1,000)	-
Management company expenses	5,141	782
General and administrative	7,235	4,082
Acquisition costs	465	831
Total expenses and other	54,264	25,628

Operating loss	(4,366)	(1,709)

Other income and expenses
Interest and other income	90	382
Equity in earnings (loss) of unconsolidated joint ventures	(8)	73
Interest expense	(8,660)	(5,156)

Loss before income taxes	(12,944)	(6,410)

Income tax (expense) benefit	(6)	174

Loss from continuing operations	(12,950)	(6,236)
Discontinued operations:
Loss from discontinued operations	(56,346)	(7,160)
Gain on sale of real estate from discontinued operations	11,258	-
Total discontinued operations	(45,088)	(7,160)

Net loss	(58,038)	(13,396)
Net loss attributable to noncontrolling interests	986	3,208

Net loss for Parkway Properties, Inc.	(57,052)	(10,188)
Dividends on preferred stock	(2,711)	(2,188)
Net loss attributable to common stockholders	$ (59,763)	$ (12,376)

Net loss per common share attributable to Parkway Properties, Inc.:
Basic:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (0.63)	$ (0.36)
Discontinued operations	(2.15)	(0.22)
Basic net loss attributable to Parkway Properties, Inc.	$ (2.78)	$ (0.58)
Diluted:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (0.63)	$ (0.36)
Discontinued operations	(2.15)	(0.22)
Diluted net loss attributable to Parkway Properties, Inc.	$ (2.78)	$ (0.58)

Weighted average shares outstanding:
Basic	21,521	21,443
Diluted	21,521	21,443

Amounts attributable to Parkway Properties, Inc. common stockholders:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (13,489)	$ (7,656)
Discontinued operations	(46,274)	(4,720)
Net loss attributable to common stockholders	$ (59,763)	$ (12,376)

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended
	December 31
	2011	2010
	(Unaudited)

Revenues
Income from office and parking properties	$ 149,000	$ 95,190
Management company income	16,896	1,652
Total revenues	165,896	96,842

Expenses and other
Property operating expense	61,637	41,268
Depreciation and amortization	57,002	28,961
Impairment loss on real estate	6,420	-
Impairment loss on mortgage loan receivable	9,235	-
Change in fair value of contingent consideration	(13,000)	-
Management company expenses	13,337	2,756
General and administrative	18,805	15,318
Acquisition costs	17,219	846
Total expenses and other	170,655	89,149

Operating income (loss)	(4,759)	7,693

Other income and expenses
Interest and other income	938	1,487
Equity in earnings of unconsolidated joint ventures	57	326
Gain on involuntary conversion	-	40
Gain on sale of real estate	743	-
Interest expense	(31,612)	(20,271)

Loss before income taxes	(34,633)	(10,725)

Income tax expense	(56)	(2)

Loss from continuing operations	(34,689)	(10,727)
Discontinued operations:
Loss from discontinued operations	(195,139)	(11,198)
Gain on sale of real estate from discontinued operations	17,825	8,518
Total discontinued operations	(177,314)	(2,680)

Net loss	(212,003)	(13,407)
Net loss attributable to noncontrolling interests	85,100	10,789

Net loss for Parkway Properties, Inc.	(126,903)	(2,618)
Dividends on preferred stock	(10,052)	(6,325)
Net loss attributable to common stockholders	$(136,955)	$ (8,943)

Net loss per common share attributable to Parkway Properties, Inc.:
Basic:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (1.80)	$ (0.76)
Discontinued operations	(4.57)	0.34
Basic net loss attributable to Parkway Properties, Inc.	$ (6.37)	$ (0.42)
Diluted:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (1.80)	$ (0.76)
Discontinued operations	(4.57)	0.34
Diluted net loss attributable to Parkway Properties, Inc.	$ (6.37)	$ (0.42)

Weighted average shares outstanding:
Basic	21,497	21,421
Diluted	21,497	21,421

Amounts attributable to Parkway Properties, Inc. common stockholders:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (38,710)	$(16,203)
Discontinued operations	(98,245)	7,260
Net loss attributable to common stockholders	$(136,955)	$ (8,943)

PARKWAY PROPERTIES, INC.
RECONCILIATION OF FUNDS FROM OPERATIONS AND
FUNDS AVAILABLE FOR DISTRIBUTION TO NET INCOME
FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2011 AND 2010
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Net Loss for Parkway Properties, Inc.	$ (57,052)	$ (10,188)	$ (126,903)	$ (2,618)

Adjustments to Net Loss for Parkway Properties, Inc.:
Preferred Dividends	(2,711)	(2,188)	(10,052)	(6,325)
Depreciation and Amortization	18,306	9,705	57,002	28,961
Depreciation and Amortization - Discontinued Operations	8,538	17,228	54,148	63,350
Noncontrolling Interest Depreciation and Amortization	(10,740)	(4,831)	(36,091)	(17,668)
Unconsolidated Joint Ventures Depreciation and Amortization	33	89	231	342
Noncontrolling Interest - Unit Holders	(5)	-	(5)	-
Impairment Loss on Real Estate (Parkway's Share)	62,670	4,120	119,137	4,120
Gain on Sale of Real Estate (Parkway's Share)	(3,200)	-	(10,510)	(8,518)
FFO Available to Common Stockholders	$ 15,839	$ 13,935	$ 46,957	$ 61,644

Adjustments to Derive Recurring FFO (at Parkway's Share):
Non-Cash (Gain) Loss	1,109	-	10,344	(40)
Change in Fair Value of Contingent Consideration	(1,000)	-	(13,000)	-
Non-Recurring Lease Termination Fee Income (1)	(1,355)	(1,628)	(6,909)	(8,706)
(Gain) Loss on Early Extinguishment of Debt	(8,325)	-	(8,627)	189
Non-Cash Charge for Interest Rate Swap	2,338	-	2,338	-
Acquisition Costs	387	266	15,447	266
Expenses Related to Litigation	488	532	607	1,251
Realignment Expenses - Personnel	3,782	-	3,782	-
Recurring FFO	$ 13,263	$ 13,105	$ 50,939	$ 54,604

Funds Available for Distribution
FFO Available to Common Stockholders	$ 15,839	$ 13,935	$ 46,957	$ 61,644
Add (Deduct) :
Adjustments for Unconsolidated Joint Ventures	(39)	(114)	(242)	(350)
Adjustments for Noncontrolling Interest in Real Estate Partnerships	3,313	3,654	12,369	8,865
Straight-line Rents	(1,930)	190	(6,032)	(1,438)
Straight-line Rents - Discontinued Operations	(641)	(486)	(4,775)	(2,749)
Amortization of Above/Below Market Leases	1,213	(77)	2,955	(163)
Amortization of Above/Below Market Leases-Discontinued Operations	(517)	(342)	(1,865)	(403)
Amortization of Share-Based Compensation	(48)	442	1,341	1,319
Amortization of Loan Costs (Parkway's Share)	444	328	1,711	1,442
Non-cash Charge for Interest Rate Swap	2,338	-	2,338	-
(Gain) Loss on Early Extinguishment of Debt	(8,325)	-	(8,627)	189
Acquisition Costs (Parkway's Share)	387	266	15,447	266
Non-Cash (Gain) Loss (Parkway's Share)	1,109	-	10,344	(40)
Change in Fair Value of Contingent Consideration	(1,000)	-	(13,000)	-
Recurring Capital Expenditures:
Building Improvements	(1,982)	(2,191)	(8,423)	(5,449)
Tenant Improvements - New Leases	(5,470)	(5,760)	(15,223)	(17,659)
Tenant Improvements - Renewal Leases	(1,751)	(4,458)	(8,035)	(9,959)
Leasing Costs - New Leases	(3,060)	(1,640)	(8,204)	(4,434)
Leasing Costs - Renewal Leases	(718)	(4,189)	(4,748)	(8,364)
Total Recurring Capital Expenditures	(12,981)	(18,238)	(44,633)	(45,865)
Funds Available for Distribution	$ (838)	$ (442)	$ 14,288	$ 22,717

Diluted Per Common Share/Unit Information (**)
FFO per share	$ 0.72	$ 0.65	$ 2.17	$ 2.86
Recurring FFO per share	$ 0.60	$ 0.61	$ 2.35	$ 2.54
FAD per share	$ (0.04)	$ (0.02)	$ 0.66	$ 1.06
Dividends paid	$ 0.075	$ 0.075	$ 0.30	$ 0.30
Dividend payout ratio for FFO	10.40%	11.60%	13.84%	10.48%
Dividend payout ratio for Recurring FFO	12.42%	12.33%	12.76%	11.83%
Dividend payout ratio for FAD	N/M	N/M	45.51%	28.43%

Other Supplemental Information
Recurring Consolidated Capital Expenditures Above	$ 12,981	$ 18,238	$ 44,633	$ 45,865
Consolidated Upgrades on Acquisitions	4,589	202	13,030	2,166
Consolidated Major Renovations	633	370	1,094	1,729
Total Consolidated Real Estate Improvements and Leasing Costs Per Cash Flow	$ 18,203	$ 18,810	$ 58,757	$ 49,760

Parkway's Share of Recurring Capital Expenditures	$ 10,578	$ 14,834	$ 36,333	$ 38,291
Parkway's Share of Upgrades on Acquisitions	1,243	77	3,841	1,147
Parkway's Share of Major Renovations	633	370	1,094	1,729
Parkway's Share of Total Real Estate Improvements and Leasing Costs	$ 12,454	$ 15,281	$ 41,268	$ 41,167

Loss on Non-Depreciable Assets - Mortgage Loan Receivable	$ -	$ -	$ (9,235)	$ -
Loss on Non-Depreciable Assets - Land	(1,109)	-	(1,109)	-
Gain on Involuntary Conversion	-	-	-	40
Gain (Loss) Included in FFO	$ (1,109)	$ -	$ (10,344)	$ 40

**Information for Diluted Computations:
Basic Common Shares/Units Outstanding	21,542	21,445	21,503	21,422
Dilutive Effect of Other Share Equivalents	426	107	166	104
Diluted Weighted Average Shares/Units Outstanding	21,968	21,552	21,669	21,526

(1)       Parkway's share of total lease termination fees recognized during the year ended December 31, 2010 were $9.7 million, of which $1.0 million were included in recurring revenue as it represents the rental revenue during the period after the prior lease was terminated and the space was being prepared for the new customer.

PARKWAY PROPERTIES, INC.
CALCULATION OF EBITDA AND COVERAGE RATIOS
FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2011 AND 2010
(In thousands)

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Net Loss for Parkway Properties, Inc.	$ (57,052)	$ (10,188)	$ (126,903)	$ (2,618)

Parkway's Share of Adjustments to Net Loss for Parkway Properties, Inc.:
Interest Expense	5,347	4,911	21,767	19,126
Interest Expense - Discontinued Operations	4,049	5,321	17,798	22,083
Amortization of Financing Costs	392	245	1,461	1,092
Amortization of Financing Costs - Discontinued Operations	52	83	250	350
Non-Cash Charge for Interest Rate Swap - Discontinued Operations	2,338	-	2,338	-
Loss on Early Extinguishment of Debt	-	-	-	53
(Gain) Loss on Early Extinguishment of Debt-Discontinued Operations	(8,325)	-	(8,627)	136
Acquisition Costs	387	266	15,447	266
Depreciation and Amortization	11,046	9,566	37,481	28,976
Depreciation and Amortization-Discontinued Operations	5,090	12,625	37,808	46,008
Amortization of Share-Based Compensation	(48)	442	1,341	1,319
Gain on Sale of Real Estate	-	-	(743)	-
Gain on Sale of Real Estate -Discontinued Operations	(3,200)	-	(9,767)	(8,518)
Non-Cash Loss	6,420	-	15,655	(40)
Non-Cash Loss -Discontinued Operations	57,359	4,120	113,826	4,120
Change in Fair Value of Contingent Consideration	(1,000)	-	(13,000)	-
Tax Expense (Benefit)	6	(174)	56	2
EBITDA	$ 22,861	$ 27,217	$ 106,188	$ 112,355

Interest Coverage Ratio:
EBITDA	$ 22,861	$ 27,217	$ 106,188	$ 112,355

Interest Expense:
Interest Expense	$ 5,347	$ 4,911	$ 21,767	$ 19,126
Interest Expense-Discontinued Operations	4,049	5,321	17,798	22,083
Total Interest Expense	$ 9,396	$ 10,232	$ 39,565	$ 41,209

Interest Coverage Ratio	2.43	2.66	2.68	2.73

Fixed Charge Coverage Ratio:
EBITDA	$ 22,861	$ 27,217	$ 106,188	$ 112,355

Fixed Charges:
Interest Expense	$ 9,394	$ 10,231	$ 39,563	$ 41,207
Preferred Dividends	2,711	2,188	10,052	6,325
Principal Payments (Excluding Early Extinguishment of Debt)	2,013	3,143	9,295	13,199
Total Fixed Charges	$ 14,118	$ 15,562	$ 58,910	$ 60,731

Fixed Charge Coverage Ratio	1.62	1.75	1.80	1.85

Modified Fixed Charge Coverage Ratio:
EBITDA	$ 22,861	$ 27,217	$ 106,188	$ 112,355

Modified Fixed Charges:
Interest Expense	$ 9,394	$ 10,231	$ 39,563	$ 41,207
Preferred Dividends	2,711	2,188	10,052	6,325
Total Modified Fixed Charges	$ 12,105	$ 12,419	$ 49,615	$ 47,532

Modified Fixed Charge Coverage Ratio	1.89	2.19	2.14	2.36

The following table reconciles EBITDA to cash flows provided by operating activities:

EBITDA	$ 22,861	$ 27,217	$ 106,188	$ 112,355
Amortization of Above (Below) Market Leases	696	(419)	1,090	(566)
Amortization of Mortgage Loan Discount	-	(188)	(400)	(710)
Interest Rate Swap Adjustment	(2,338)	-	(2,338)	-
Operating Distributions from Unconsolidated Joint Ventures	-	-	507	-
Interest Expense	(15,198)	(13,200)	(59,565)	(53,062)
Loss on Early Extinguishment of Debt	(966)	-	(664)	(189)
Acquisition Costs	(387)	(266)	(15,447)	(266)
Tax (Expense) Benefit-Current	(72)	174	(448)	(1)
Change in Deferred Leasing Costs	(5,513)	(5,882)	(16,947)	(13,425)
Change in Receivables and Other Assets	1,253	3,935	(19,737)	(4,194)
Change in Accounts Payable and Other Liabilities	(1,961)	(968)	3,443	9,782
Adjustments for Noncontrolling Interests	12,186	4,695	40,277	19,149
Adjustments for Unconsolidated Joint Ventures	(61)	(198)	(432)	(814)
Cash Flows Provided by Operating Activities	$ 10,500	$ 14,900	$ 35,527	$ 68,059

PARKWAY PROPERTIES, INC.
NET OPERATING INCOME FROM OFFICE AND PARKING PROPERTIES
THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010
(In thousands, except number of properties data)

						Average
				Net Operating Income		Occupancy
		Number of	Percentage
	Square Feet	Properties	of Portfolio (1)	2011	2010	2011	2010

Same-store properties:
Wholly-owned	5,013	27	50.26%	$ 12,711	$ 13,290	86.5%	90.1%
Fund II	450	2	2.68%	678	80	74.5%	N/A
Unconsolidated joint ventures	-	-	0.00%	-	331	N/A	72.6%
Total same-store properties	5,463	29	52.94%	$ 13,389	$ 13,701	85.5%	88.5%
Net operating income from all
office and parking properties	12,444	58	100.00%	$ 25,290	$ 14,442

(1) Percentage of portfolio based on 2011 net operating income.

The following table is a reconciliation of net income (loss) to SSNOI and Recurring SSNOI:

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010

Net loss for Parkway Properties, Inc.	$ (57,052)	$ (10,188)	$ (126,903)	$ (2,618)
Add (deduct):
Interest expense	8,660	5,156	31,612	20,271
Depreciation and amortization	18,306	9,705	57,002	28,961
Management company expenses	5,141	782	13,337	2,756
Income tax expense (benefit)	6	(174)	56	2
General and administrative expenses	7,235	4,082	18,805	15,318
Acquisition costs	465	831	17,219	846
Equity in (earnings) loss of unconsolidated joint ventures	8	(73)	(57)	(326)
Gain on involuntary conversion	-	-	-	(40)
Gain on sale of real estate	-	-	(743)	-
Non-cash impairment loss on real estate	6,420	-	6,420	-
Non-cash impairment loss on mortgage loan receivable	-	-	9,235	-
Change in fair value of contingent consideration	(1,000)	-	(13,000)	-
Net loss attributable to noncontrolling interests	(986)	(3,208)	(85,100)	(10,789)
Loss from discontinued operations	56,346	7,160	195,139	11,198
Gain on sale of real estate from discontinued operations	(11,258)	-	(17,825)	(8,518)
Management company income	(6,906)	(321)	(16,896)	(1,652)
Interest and other income	(90)	(382)	(938)	(1,487)
Net operating income from consolidated office and parking properties	25,295	13,370	87,363	53,922
Net operating income from unconsolidated joint ventures	(5)	1,072	1,033	5,319
Less: Net operating income from non same-store properties	(11,901)	(741)	(34,212)	(1,450)
Same-store net operating income (SSNOI)	13,389	13,701	54,184	57,791
Less: non-recurring lease termination fee income	(405)	(221)	(726)	(758)
Recurring SSNOI	$ 12,984	$ 13,480	$ 53,458	$ 57,033

Parkway's share of SSNOI	$ 12,862	$ 13,269	$ 51,232	$ 54,109

Parkway's share of recurring SSNOI	$ 12,653	$ 13,048	$ 50,506	$ 53,352